Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-164440, 333-98981, 333-119858 and 333-185590), Form S-3 ASR (No. 333-191969), Form S-4 (No. 333-112851) and Form S-8 (Nos. 33-31427, 33-36944, 33-72704, 33-60879, 333-33925, 333-93097, 333-114873, 333-119842, 333-173778, and 333-203545) of CalAmp Corp. and subsidiaries of our report dated April 21, 2015, except for the retrospective adoption of Accounting Standards Update 2015-17, Balance Sheet Classification of Deferred Taxes, as to which the date is April 19, 2016, relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of CalAmp Corp. and subsidiaries for the year ended February 29, 2016.

/s/ SingerLewak LLP

Los Angeles, California
April 19, 2016